PRESS RELEASE
Blue Bird Appoints John Wyskiel as President and CEO

Automotive Industry Veteran Brings 35 Years of Manufacturing Leadership, Operational Excellence and Profitable Growth to the School Bus Leader
MACON, Ga. (Jan. 22, 2025) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, has appointed John Wyskiel to the position of President and CEO, effective February 17, 2025. He will also join the Board of Directors on the same date.

Wyskiel succeeds Phil Horlock, who served as the Company’s President and CEO from 2011 to 2021 and was reappointed to the position in May 2023. Horlock will remain on the Board, supporting Wyskiel to ensure a smooth leadership transition.

Wyskiel is an automotive industry veteran with over 35 years of experience in manufacturing leadership, operational excellence and global sales and supply chain management. He will be instrumental in driving Blue Bird's strategic initiatives and delivering profitable growth.

Wyskiel is very familiar with Blue Bird, having served as General Manager of Blue Bird Coach in Canada, one of the largest manufacturers of Type A and Type C school buses, from 2002 to 2004. He returns to Blue Bird after a successful 20-year career at Magna International, where he most recently was President of Magna Seating. In this role, he was responsible for leading a $6 billion business with 33,000 employees across more than 60 manufacturing facilities in 15 countries. Prior to that, Wyskiel was Vice President of Magna’s Body & Structures business in Canada and the United

States. His extensive background includes various senior roles in manufacturing, operations, engineering, product management and sales at automotive suppliers Magna, Dana Corporation and Borg Warner.

"I’m thrilled to return to Blue Bird, an iconic American company,” said Wyskiel. "I’m passionate about building scalable operations and leading high-performance teams to drive continuous improvement. I look forward to working with the entire Blue Bird team and dealer network to execute our strategic initiatives and to deliver sustained profitable growth."

"John’s deep and varied expertise in operational excellence and manufacturing leadership makes him an ideal fit for this role at this time," said Doug Grimm, Chairman of Blue Bird Corporation. "His proven track record will be invaluable as we expand our footprint and improve our operational processes to support our customers.

“On behalf of the Board, I would like to thank Phil for his significant contributions and for the stability he has provided as CEO for nearly 15 years,” said Grimm. “He has been instrumental in positioning the Company for long-term success, and in particular for firmly establishing Blue Bird as the leader in electric and low-emission school buses. We wish him the best in his retirement. The business is running extremely well with profitability, margins and liquidity at record levels over the past two years. This is the ideal time to transition to a new CEO.”

Press Photo/Caption: Blue Bird appointed automotive industry veteran John Wyskiel to President and CEO.
About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 25,000 propane, natural gas, and electric powered buses sold. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Blue Bird Investor Contact
Mark Benfield
Investor Relations
M: +1.478.822.2315
Mark.Benfield@blue-bird.com